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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of Wachovia Corporation (formerly named First Union Corporation) for the registration of 18,000,000 shares of its common stock under the Wachovia Corporation (formerly named First Union Corporation) 2001 Stock Incentive Plan and to the incorporation by reference therein of our report dated January 17, 2001 (except Note A, as to which the date is August 24, 2001) with respect to the restated audited financial statements of Wachovia Corporation for each of the three years in the period ended December 31, 2000 included in Wachovia Corporation's (formerly named First Union Corporation) Current Report on Form 8-K dated August 30, 2001, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Greensboro, North Carolina
September 7, 2001